EXHIBIT 10.42

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of this 1st day of October, 2013 (the “Effective Date”) by and between Oxford Immunotec, Inc., a Delaware corporation with a usual place of business at 700 Nickerson Road, Suite 200, Marlborough, MA 01752 (the “Company”) and Jeff R. Schroeder (the “Employee”).

WHEREAS, Employee wishes to continue to be employed by the Company and also to serve as the Chief Commercial Officer of the Company’s parent, Oxford Immunotec Limited, and of Oxford Immunotec Global PLC (“Oxford Global”);

WHEREAS, the Company wishes to retain the services of the Employee;

WHEREAS, the Employee and the Company previously entered into an Employment Agreement dated February 12, 2007 (the “2007 Employment Agreement”) pursuant to which the Employee is currently employed by the Company; and

WHEREAS, the parties wish to continue such employment and to amend and restate the 2007 Employment Agreement to set forth the terms and conditions of the Employee’s continued employment, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound, hereby agree as follows:

1.	Prior Agreement Terminated; Term of the Agreement.

This Agreement shall govern the terms and conditions of the Employee’s employment with the Company from and after the Effective Date. As of the Effective Date, the 2007 Employment Agreement shall terminate and be of no further force and effect, provided that the 2007 Employment Agreement shall continue to govern the rights and obligations of the parties through the Effective Date. The Employee’s employment shall continue with the Company upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and terminating as provided in Section 4 (such period, the “Employment Period”).

2.	Position and Responsibilities.

2.1. Position. The Employee shall be employed by the Company in the position of Chief Commercial Officer and shall also serve as the Chief Commercial Officer of Oxford Immunotec Limited, a company incorporated in England and Wales under Number 4516079, and of Oxford Global, a company incorporated in England and Wales under Number 8654254, both companies having their registered offices at 94C Innovation Drive, Milton Park, Abingdon OX14 4RZ United Kingdom. If the corporate structure of the companies affiliated with Oxford Global changes in the future, the Employee’s position shall automatically be changed so that he will be the chief commercial officer of the parent corporation as well as the primary operating companies. The Employee shall be responsible for the worldwide sales and marketing functions of Oxford Immunotec Limited, Oxford Global, the Company or any other company within the group of companies controlled by Oxford Global (the “Group Companies”) and shall perform such duties and responsibilities as are normally related to such position in accordance with the standards in the industry. The Employee shall also perform all additional duties now or hereafter reasonably assigned to the Employee by the Chief Executive Officer of Oxford Global or members of the Board of Directors of Oxford Global (the “Board”). The Employee shall abide by all policies, procedures and practices applicable to employees of Oxford Immunotec Limited or of Oxford Global (in each case, to the extent applicable to a US-based employee) and those applicable to employees of the Company, as they may be amended from time to time. Without limiting the generality of the foregoing, the Employee acknowledges and agrees that as of the Effective Date he has signed and agrees to abide by the Company’s Code of Conduct and the Confidentiality, Inventions Assignment, Non-Compete and Non-Solicitation Agreement dated as of the Effective Date (the “Restrictive Covenants Agreement”). The Employee will report to the Chief Executive Officer of Oxford Global (as of the Effective Date, Dr. Peter Wrighton-Smith), and the Employee’s primary work location shall be at the Company’s offices in Marlborough, MA or in such other headquarters reasonably proximate to Marlborough as the Company may establish from time to time. The Employee shall be required to travel for performance of his duties, including undertaking international travel.

2.2. Other Activities. Except upon the prior written consent of Oxford Global, the Employee will not, during the Employment Period, (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with the Employee’s duties hereunder or create a conflict of interest with any of the Group Companies. The Employee agrees to serve as a director of any one or more of the Group Companies without any additional consideration, at the request of the Board or the shareholders, as the case may be, of the company involved.

2.3. No Conflict. The Employee represents and warrants that his execution of this Agreement, employment with the Company, and the performance of the Employee’s proposed duties under this Agreement, shall not violate any obligations the Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3.	Compensation, Benefits and Expenses.

3.1. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay the Employee a base salary at the rate of Two Hundred Seventy-Six Thousand Eight Hundred Sixteen Dollars ($276,816) per annum (“Base Salary”). The Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll practice for executives. The Employee’s Base Salary will be reviewed no less often than once per calendar year in accordance with the established procedures of Oxford Global for reviewing salaries for similarly situated employees with the Group Companies and may be adjusted in the sole discretion of the Board or the Remuneration Committee thereof.

3.2. Bonus. For each fiscal year completed during the Employment Period, the Employee shall be eligible to participate in the annual bonus plan maintained by the Company or

Oxford Global for its executives generally, as in effect from time to time (such plan, as so in effect from time to time, the “Bonus Plan”). The actual amount of any bonus payable to the Employee in respect of any fiscal year will be determined by the Board or the Remuneration Committee thereof based on the achievement of performance objectives established by the Board or the Remuneration Committee thereof in accordance with the terms of the Bonus Plan and will be payable pursuant to the terms of the Bonus Plan.

3.3. Stock Options. The Employee shall be eligible to receive stock-based awards under the equity incentive plan or program maintained by Oxford Global as in effect from time to time, in the discretion of the Board or the Remuneration Committee thereof.

3.4. Other Benefits. The Employee shall be eligible to participate in standard employee benefits offered by the Company from time to time in accordance with Company policies and plan terms. All such policies and plans are subject to amendment from time to time in the Company’s sole discretion. The Employee will receive vacation and other paid time off in accordance with the Company’s vacation, holiday and other policies, which may be modified by the Company from time to time.

3.5. Expenses. The Company will reimburse the Employee for reasonable business expenses incurred in the performance of his duties hereunder in accordance with the Company’s expense reimbursement policies, which will include timely submission of expense reports and appropriate receipts.

3.6. Directors and Officers Liability Insurance Coverage. Oxford Global and/or the Company agrees to maintain directors and officers liability insurance throughout the duration of the Employee’s employment with the Company, with such coverages as are commercially reasonable for similarly situated companies.

4.	At Will Employment, Termination and Severance.

4.1. At-Will Termination by the Company. The Employee’s employment with the Company shall be “at-will” at all times. The Company may terminate the Employee’s employment with the Company at any time, without advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon such termination, the Employment Period shall end, and upon and after such termination, all obligations of the Company and the Employee under this Agreement shall cease, except as otherwise provided herein.

4.2. At-Will Termination by the Employee. The Employee’s employment with the Company shall be “at-will” at all times. The Employee may terminate his employment with the Company at any time for any reason or no reason at all, upon one (1) month’s advance written notice, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company. During such notice period, the Employee shall continue to diligently perform all of his duties hereunder. The Company shall have the option, in its sole discretion, to make the Employee’s termination effective at any time prior to the end of such notice period as long as the Company pays the Employee all compensation to which the

Employee is entitled up through the last day of the one month notice period. Following such termination, the Employee shall cooperate reasonably with the Company in responding to requests for information and other transitional matters. Upon such termination, the Employment Period shall end, and upon and after such termination, all obligations of the Company and the Employee under this Agreement shall cease, except as otherwise provided herein.

4.3. Severance Payable. Except in situations where the employment of the Employee is terminated at any time (i) by the Company For Cause (as defined in Section 5.1 below), (ii) By Death or By Prolonged Absence (as defined in Sections 5.3 and 5.4 below) or (iii) by the Employee Without Good Reason (as defined in Section 5.2 below), the Employee will be eligible to receive as severance pay, for a period of up to nine (9) months following the date of termination (the “Severance Period”), the Employee’s then-current Base Salary (“Severance”), payable in equal installments in the form of salary continuation on the same schedule as base salary is then paid to other executives of the Company, with the first installment, which shall be retroactive to the date of termination, being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the date Employee’s employment terminates. Such Severance shall be reduced by any remuneration the Employee receives (or earns, even if not yet paid) from new employment or self-employment during the Severance Period. The Employee must promptly report to the Company in writing performing any work for which remuneration is due. The Company’s obligation to make severance payments shall be conditioned upon (w) the Employee signing and returning to the Company (without revoking) a timely and effective general release and waiver in such form and covering such matters as the Company may in its reasonable discretion require, including without limitation releasing all Group Companies and their present and former directors, officers and employees from all claims related to Employee’s employment or the termination thereof, by the deadline specified therein, which in all events shall be no later than the fiftieth (50th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”); (x) the Employee making himself reasonably available for consultation with the Company and its advisers during the Severance Period, including without limitation providing a minimum of nine (9) days of active, hands-on assistance to the Group Companies plus making himself available for one additional day per week of assistance during the Severance Period; (y) the Employee’s diligent pursuit of other employment or self-employment; and (z) the Employee’s compliance with all obligations contained in the Restrictive Covenants Agreement (or any similar agreement between the Employee and any of the Group Companies, whether in existence on the Effective Date or entered into thereafter). After the Employee has received six (6) months of Severance, the Employee shall upon written request by the Company provide reasonable information and documentation about his job search process.

4.4. Severance Not Payable. The Employee shall not be entitled to any Severance if his employment is terminated For Cause, By Death, By Prolonged Absence or Without Good Reason (as those terms are defined in Article 5 below).

5.	Definitions in Connection with Termination.

5.1. Termination by the Company “For Cause”. For purposes of this Agreement, “For Cause” shall mean: (a) the Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person, whether or not such conduct is undertaken in relation to any of the

Group Companies or their business; (b) the Employee willfully engages in conduct that is in bad faith and materially injurious to any of the Group Companies, including but not limited to misappropriation of trade secrets, fraud or embezzlement relating to the property of any of the Group Companies or the Employee engaging in competition with any of the Group Companies; (c) the Employee commits a material breach of this Agreement or of the Restrictive Covenants Agreement (or any similar agreement which may be signed by the Employee in the future), which breach is not cured within thirty (30) days after written notice to the Employee from the Company; (d) the Employee willfully refuses to implement or follow a lawful policy or directive of the Company, Oxford Immunotec Limited or Oxford Global, which breach is not cured within thirty (30) days after written notice to the Employee from the Company; or (e) the Employee engages in misfeasance or malfeasance demonstrated by a pattern or failure to perform job duties diligently and professionally. The Company may terminate the Employee’s employment For Cause at any time, without any advance notice, subject to any applicable cure period. The Company shall pay the Employee all compensation to which he is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

5.2. Termination by the Employee “With Good Reason” or “Without Good Reason”. The Employee’s termination of his employment shall be “With Good Reason” if (A) the Employee provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting Good Reason; (B) the Company fails to cure the Good Reason within thirty (30) days following receipt of such notice; and (C) the Employee terminates his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition, provided, however, that in the event the Company provides the Employee with the notice described in Sections 5.1(c) or (d), the Employee may not seek to terminate his employment hereunder for Good Reason after receipt of such notice and prior to the date that is two (2) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without the consent of the Employee: (1) a change in the Employee’s position with the Company, with Oxford Immunotec Limited or with Oxford Global which materially reduces the Employee’s level of responsibility; (2) a material reduction in the Employee’s Base Salary which is larger on a percentage basis than a concurrent reduction in the annual base salary of Oxford Global’s chief executive officer; (3) a relocation of the Employee’s principal place of employment by more than forty miles; or (4) the Company’s material breach of its obligations under this Agreement. “Without Good Reason” shall mean the Employee’s termination of his employment under any circumstances that do not qualify as “With Good Reason” as set forth in this Section 5.2.

5.3. “By Death”. The Employee’s employment shall terminate, and the Employment Period shall end automatically, upon the Employee’s death. The Company shall pay to the Employee’s estate or beneficiaries, as appropriate, any compensation then due and owing. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing contained in this Section 5.3 shall affect any entitlement of Employee’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

5.4. “By Prolonged Absence”. Subject to applicable law, this Agreement will terminate on the date the Employee is unable to perform his duties under this Agreement for 120 consecutive days or for 180 non-consecutive days in the aggregate during any 360 day period (a “Prolonged Absence”). The Employee shall be deemed to have had a Prolonged Absence on the last day of such 120 or 180 day period and the Employee’s employment shall terminate, and the Employment Period shall end, on such date, such periods and such date to be determined in good faith by the Board. On termination By Prolonged Absence, the Company shall pay to the Employee all compensation to which the Employee is entitled up through the last day of the applicable 120 or 180 day period and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 5.4 shall affect the Employee’s rights under any disability plan in which the Employee is a participant.

6.	Other Obligations

6.1. Return of Property. Upon termination of the Employee’s employment for any reason, and upon the Company’s request at any time prior to termination of the Employee’s employment, the Employee must promptly return to the Company all property (including without limitation all equipment, software, tangible proprietary information, records, notes, contracts, computer-generated material, security pass, keys and fobs, customer and supplier lists, and any and all documents related in any way to the Group Companies’ business, operations or plans), furnished to or created or prepared by the Employee incident to the Employee’s employment. The ownership of all such property and documents will at all times remain vested in the Group Companies.

6.2. Resignation and Cooperation. Upon termination of the Employee’s employment for any reason, the Employee will be deemed to have resigned from all offices and directorships, if any, then held with any one or more of the Group Companies. Following any termination of the Employee’s employment, the Employee shall cooperate with the Group Companies in the winding up of pending work on behalf of any of the Group Companies and the orderly transfer of work to other employees. The Employee shall also reasonably cooperate with the Group Companies in the defense of any action brought by any third party against any of the Group Companies that relates to his employment with the Company or any of the Group Companies, and the Company shall promptly reimburse the Employee for any costs incurred in connection therein.

6.3. Survival. All obligations set forth in this Agreement which are of a continuing nature shall survive the termination of the Employee’s employment and of this Agreement, and shall continue to be in full force and effect.

7.	Taxes and Withholding.

7.1. Withholding. All amounts paid under this Agreement shall be paid less all applicable federal, state or city tax withholdings (if any) and any other withholdings required by law or regulation in any applicable jurisdiction or authorized by the Employee.

7.2. Timing of Payments and Section 409A.

7.2.1. Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a “specified employee,” as defined below, any and all amounts payable on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

7.2.2. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

7.2.3. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7.2.4. Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

7.2.5. In no event shall any Group Company have any liability, including any additional tax, interest or penalty that may be imposed on Employee, relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

8.	Notices.

Any and all notices or communications permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered; (i) by hand, (ii) by a nationally recognized overnight courier service in the case of US delivery; or (iii) by US first class registered or certified mail, return receipt requested, in the case of US delivery, in each instance to the address specified by the party to receive delivery, as set forth below. The date of notice shall be deemed to be the earlier of (a) actual receipt of notice by any permitted means, or (b) five business days following dispatch by overnight delivery service or the US mail. Each party shall be obligated to notify the other in writing of any change in his or its address. Notice of change of address shall be effective only when done in accordance with this paragraph.

If to the Company:	Oxford Immunotec, Inc.
700 Nickerson Road, Suite 200
Marlborough, MA 01752
Attn.: Chief Executive Officer

If to the Employee:	Jeff R. Schroeder
To the last known address on file with the Company

9.	Assignment; Binding Effect.

9.1. Assignment. The performance of the Employee is personal hereunder and the Employee agrees that he shall have no right to assign, and he shall not assign or purport to assign, any rights or obligations under this Agreement. The Company may assign or transfer this Agreement in connection with a merger, consolidation, or a sale or transfer of all or substantially all of its assets to an affiliate or third-party. This Agreement may be assigned by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of all or substantially all the assets of the Company or of the Group Companies.

9.2. Binding Effect. Subject to the foregoing restriction on assignment by the Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouse and legal representatives of the Employee.

10.	Governing Law.

The provisions of this Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

11.	Interpretation; Invalid Provisions.

11.1. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against either party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

11.2. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary to preserve the validity of this Agreement. This Agreement shall otherwise remain in full force and effect.

12.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which constitutes an original but all of which together constitute one document, and by facsimile transmission or by portable document format (pdf), which facsimile and pdf signatures shall be considered original executed counterparts. No counterpart shall be effective until each party has executed at least one counterpart.

13.	Entire Agreement; Amendments; Waivers.

13.1. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto, superseding any prior understandings, commitments or agreements, oral or written, including the 2007 Employment Agreement, with respect to the Employee’s employment by the Company except for the Restrictive Covenants Agreement and other standard employment policies applicable to all employees. In the event of any conflict between standard employment policies of the Company and this Agreement, this Agreement shall control. The Employee acknowledges that in entering into this Agreement he is not relying upon any prior written or oral agreement, assurance, promise or any other prior arrangement of any nature.

13.2. Company’s Rights. Except as otherwise expressly set forth herein, the Company reserves the right to make reasonable changes to any of the terms and conditions of the Employee’s employment. Any change to the Employee’s duties, position or compensation following the execution of this Agreement will not affect the enforceability of this Agreement.

13.3. Amendment and Waiver. Except as set forth in Section 13.2 hereof, this Agreement may not be amended or provisions hereof waived except by a writing signed by the Employee and by a duly authorized representative of the Company other than the Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights and remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.

OXFORD IMMUNOTEC, INC.			JEFF R. SCHROEDER

By:	/s/ Richard M. Altieri		/s/ Jeff R. Schroder
	Name:	Richard M. Altieri
	Title:	CFO